State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

AMENDMENT

File Number: 838024 - 0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Elysium Internet, Inc.
2. The date the following amendment(s) was adopted: March 30, 2011
3. If changing the corporation name, the new name of the corporation is:
4. The text of each amendment adopted (include attachment if additional space needed):

See attachment.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
6. Indicate the manner in which the amendment(s) was adopted (mark only one):

- [x] Adopted by Incorporators or Board of Directors – Shareholder action not required.
- [ ] Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ *(not to exceed 90 days)*

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President, Chairman of the Board of Directors, and Secretary

Date: March 31, 2011

Under GRAMA (63-2-201), all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 13 day of Apr 20 11
In this office of this Division and hereby issued This Certificate thereof.

Examiner Swanson Date 4-19-11

Kathy Berg
Kathy Berg
Division Director

04-13-11A CVD

ATTACHMENT

RESOLUTIONS OF BOARD OF DIRECTORS
BY UNANIMOUS WRITTEN CONSENT

ELYSIUM INTERNET, INC.

Pursuant to the provisions of the Bylaws of Elysium Internet, Inc., a Utah corporation (the "Corporation"), and the Utah Revised Business Corporation Act, the undersigned, representing all of the members of the Board of Directors of the Corporation, do hereby consent to the adoption of the following resolution effective as of the date stated hereof:

WHEREAS, the Board of Directors of the Corporation deem it desirable and in the best interests of the Corporation that the following actions be taken by the Board pursuant to this Unanimous Written Consent; and

WHEREAS, the Board seeks create two hundred and seventy thousand (270,000) shares of Series A Convertible Preferred Stock. The terms and conditions for the Series A Convertible Preferred Stock will be substantially similar in form as the Certificate of Designation described in Exhibit A attached hereto and made a part of these Minutes;

NOW THEREFORE, BE IT RESOLVED that, pursuant to its Amended and Restated Articles of Incorporation, the Board approves the creation of two hundred and seventy thousand (270,000) shares of Series A Convertible Preferred Stock.

BE IT FURTHER RESOLVED, that the Officers and Directors acting individually, for and on behalf of the Corporation, hereby are authorized and directed, on behalf of the Corporation, to do such acts and things and to sign such documents and certificates and to take all such other action as such officer may deem necessary, advisable, or proper to carry out the intent of the foregoing resolutions and to perform fully all obligations of the Corporation;

BE IT FURTHER RESOLVED, that any and all actions taken by any officers or representatives of the Corporation, for and on behalf and in the name of the Corporation, prior to the adoption of these resolutions in connection with the subject matter hereof are hereby authorized, adopted, ratified, confirmed, and approved in all respects for all purposes; and

BE IT FURTHER RESOLVED, that the Secretary of the Corporation is authorized to certify a copy of this resolution and the names and signatures of the officers of the corporation authorized to act pursuant to these resolution, and third parties are hereby authorized to rely upon such certificate until formally advised by like certificate of any changes therein, and is authorized to rely on such additional certificate.

The undersigned, being duly appointed members of the Board of Directors, do hereby confirm that the foregoing Resolution is in full force and effect as of the date hereof:

March 30, 2011

W. Scott McBride

Scott Gallagher

04-13-11A10:45 RCVD

ELYSIUM INTERNET INC

CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned the authorized officer of Elysium Internet, Inc. a Utah corporation (the Corporation") in accordance with the provisions of Section 602 of Chapter 10a of the Utah Revised Business Corporation Act (the "Revised Act") does herby certify that in accordance with Section 602 of the Revised Act the following resolution was duly adopted by the Board of Directors of the Corporation on March 30 2011

RESOLVED that the Board of Directors pursuant to authority expressly vested by Section 602 of the Revised Act and the provisions of the Amended and Restated Articles of Incorporation of the Corporation hereby authorizes the issue of a series of Preferred Stock par value $0 001 per share of the Corporation and hereby fixes the designation preferences rights and the qualifications limitations, and restrictions thereof in addition to those set forth in the Amended and Restated Articles of Incorporation of the Corporation as follows

Series A Convertible Preferred Shares of Elysium Internet Inc.

Section 1 Designation and Amount; Stated Capital. The shares of such series shall be designated as Series A Convertible Preferred Stock" (the Series A Convertible Preferred Stock") the par value shall be $0 001 per share and the number of shares constituting the Series A Convertible Preferred Stock shall be 270 000 shares.

Section 2 Conversion into Common Stock.

(a) Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof at any time after one (1) year from the date of issuance (the Conversion Date) into a number of fully paid and non assessable shares of Common Stock For each share of Series A Convertible Preferred Stock, the holder will receive upon Conversion 10 000 shares of Common Stock (the Conversion Ratio) of the Corporation

(b) Mechanics of Conversion Before any holder shall be entitled to convert the holder shall surrender the certificate or certificates representing Series A Convertible Preferred Stock to be converted, duly endorsed or accompanied by proper instruments of transfer at the office of the Corporation or its transfer agent and shall give written notice to the Corporation at such office that the holder elects to convert the same. The Corporation shall as soon as practicable after delivery of such certificates or such agreement and indemnification in the case of a lost stolen or destroyed certificate issue and deliver to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid

(c) Adjustments to Conversion Ratio. Merger or Reorganization In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock became entitled to receive other stock or securities or property or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least thirty (30) days prior to the consummation of such event a notice thereof and each such holder shall have the option to either (i) convert such holder's shares of Series A Convertible Preferred Stock into shares of Common Stock pursuant to this Section and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Convertible Preferred Stock would have been entitled upon such consolidation merger or conveyance or (ii) exercise such holder's rights The Conversion Ratio shall be affected by a stock dividend or subdivision (stock split) on the Common Stock of the Corporation or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock

(d) No Impairment. The Corporation will not, by amendment of its Amended and Restated Articles of Incorporation this Certificate of Designation or through any reorganization transfer of assets consolidation merger dissolution issue or sale of securities or any other voluntary action avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment

(e) Common Stock Reserved The Corporation shall reserve and keep available out of its authorized but unissued Common Stock a number of shares of Common Stock that in their best estimate as shall from time to time be sufficient to effect conversion of the Series A Convertible Preferred Stock, and the Corporation shall increase its authorized Common Stock within 60 days of its reserve becoming insufficient

Section 3 Liquidation Preference.

(a) In the event of any liquidation dissolution or winding up of the Corporation whether voluntary or involuntary (a "Liquidation) the assets of the Corporation available for distribution to its stockholders shall be distributed as follows

(1) The holders of the Series A Convertible Preferred Stock shall be entitled to receive prior to the holders of Common Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock an amount equal to $1 00 per share with respect to each share of Series A Convertible Preferred Stock

(2) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Convertible Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled

(3) After payment of the full amounts to the holders of Series A Convertible Preferred Stock as set forth above in paragraph (1) any remaining assets of the Corporation shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an as converted" basis into Common Stock)

(b) For purposes of this Section 3 and unless a majority of the holders of the Series A Convertible Preferred Stock affirmatively vote or agree by written consent to the contrary a Liquidation shall be deemed to include (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation any reorganization merger or consolidation) and (ii) a sale of all or substantially all of the assets of the Corporation unless the Corporation s stockholders of record as constituted immediately prior to such acquisition or sale will immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity

(c) If any of the assets of the Corporation are to be distributed other than in cash under this Section 3 then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall upon receipt of such appraiser's valuation give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation

Section 4 Dividends and Distributions The holders of record of Series A Convertible Preferred Stock will be entitled to receive dividends or other distributions, when as and if declared by the Board of Directors of the Corporation

Section 5 Voting Rights. The holders of the Series A Convertible Preferred Stock are entitled to notice of any stockholders meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows The holders of each share of Series A Convertible Preferred Stock shall have one vote for each full share of common stock into which a share of such series would be convertible on the record date for the vote or if no such record date is established at the date such vote is taken or any written consent of stockholders is solicited

Section 6 Reissuance No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Convertible Preferred Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Series A Preferred Stock of the Corporation subject to reissuance by the Board as shares at its discretion

IN WITNESS WHEREOF Elysium Internet, Inc. has caused this certificate to be signed by Scott Gallagher its President, Chairman of the Board and Secretary on this 30th day of March 2011

ELYSIUM INTERNET, INC

By:
Name: Scott Gallagher
Title: President Chairman of the Board of Directors and Secretary